Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of The Simply Good Foods Company and to the incorporation by reference therein of our report dated October 24, 2018, with respect to the consolidated financial statements of The Simply Good Foods Company and subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended August 25, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

December 6, 2018